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             October 26, 2010

Matthew E. Kelliher
701 Cool Springs Blvd.
Franklin, TN 37067

RE:           2010 Long Term Performance Award

Dear Matt:

This Agreement (this “Agreement”) sets forth the material terms of your “Long Term Performance Award” being entered into by Healthways, Inc. (the “Company”) with you effective September 1, 2010 (the “Effective Date”).  You may evidence your execution of this agreement by countersigning the signature page below.

1. General.  Your Long Term Performance Award shall be based upon achieving certain targets described below with respect to the Company’s international business operations during the performance period beginning on September 1, 2010 and ending on December 31, 2012 (the “Performance Period”).  You may earn a bonus with respect to the Performance Period for Signed, Expanded or Extended Contracts (as defined below) under paragraph 2, for the Growth Award under paragraph 3, and for Organizational Structure and Succession Planning under paragraph 4.  Earned amounts for Signed, Expanded or Extended Contracts under paragraph 2, for the Growth Award under paragraph 3, and for Organizational Structure and Succession Planning under paragraph 4 shall be subject to a Performance Period $5 million limit as described under paragraph 5 and shall be subject to the vesting requirement under paragraph 6.  Earned and vested bonus amounts will be paid in cash (U.S. Dollars) at such times as set forth in paragraph 7.  Except as otherwise provided herein, the amended and restated employment agreement dated as of December 10, 2008 between you and the Company (the “Employment Agreement”) shall remain in effect pursuant to its terms and conditions during the Performance Period, provided, however, that the only compensation  that you shall be entitled to thereunder shall be your base salary.  Notwithstanding anything contained herein or in your Employment Agreement to the contrary, the parties agree that (i) the “Expiration Date” (as defined in your Employment Agreement) shall be December 31, 2012, and (ii) the failure of the Company to renew the Employment Agreement at the Expiration Date shall not be deemed a “Termination Without Just Cause” under Section VIII of the Employment Agreement or otherwise entitle you

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to any severance payments or related benefits.   Additionally, you shall participate in the Company’s Amended and Restated Corporate and Subsidiary Officer Capital Accumulation Plan and the International Annual Incentive Award Plan in a manner that is commensurate with your position and consistent with and to the extent of other executive officers of the Company, based on the targets and achieving the performance results approved by the Compensation Committee of the Company’s Board of Directors.  The parties acknowledge and agree that except as expressly set forth in this Agreement, you will not be eligible to participate in any of the Company’s short-term or long-term incentive compensation programs.  Your Long Term Performance Award detailed in this Agreement is granted under, and, to the extent not contrary to the terms of this letter, shall be subject to all of the terms and conditions imposed upon such awards granted under the Company’s 2007 Stock Incentive Plan (the “Plan”).  All dollar amounts set forth in this letter are denominated in U.S. dollars.

2. Signed, Expanded or Extended Contracts.

(a)
You will earn while you are employed as head of the Company’s international business operations (an “Eligible Employee”) a special, one-time $150,000 bonus (a “Signed Contract Bonus”) for each “Signed Contract” (as defined below) which is (i) entered into during the Performance Period with a new entity primarily doing business in a foreign country (as described in Section 2(c) below), and (ii) has projected annual (12 month) revenue in excess of [___]*, as determined in accordance with generally accepted accounting principles ("GAAP").  The Company has absolute discretion as to whether to enter into a Signed Contract that is eligible for compensation under the Long Term Performance Award.

(b)
A “Signed Contract” for purposes of this Agreement shall mean a definitive legal agreement entered into by the Company or one of its affiliates (each, a “Healthways Entity”) during the Performance Period to provide disease management, care enhancement and/or high-risk health management services to a third party unrelated to a Healthways Entity if either (1) the services under such agreement will be provided with respect to individuals residing in a foreign country, (2) such agreement is entered into with a foreign country or a political subdivision thereof; or (3) such agreement is entered into with (i) an entity with business operations in the United States that is controlled by an entity domiciled outside of the United States or (ii) a domestic entity (including a governmental entity) to provide the services above to individuals residing outside of the United States, provided that the entity was identified and solicited by Healthways International.

(c)
An entity shall be considered to be “primarily doing business in a foreign country” if  more than half of its revenues are attributable to a foreign country, as reasonably determined by the Compensation Committee of the Company’s Board of Directors.

(d)
You will earn while you are an Eligible Employee a special, $150,000 bonus for each “Expanded Contract” or “Extended Contract” (as defined below) entered into during the Performance Period with respect to an existing Signed Contract. Notwithstanding anything else contained herein, if such Expanded Contract is with a third party designated by the Company and agreed to by you (the “Designated Party”) and (i) the projected annual net revenue of such contract increases by more than [___]* from the Company’s net revenue from the Designated Party for the most recent fiscal year, as determined in accordance with GAAP; and (ii) the remaining term of the contract for the Designated Entity is at least two years, you will earn a $500,000 bonus in lieu of the ordinary $150,000 bonus for an Expanded Contract.  The Company has absolute discretion as to whether to enter into an Expanded Contract or an Extended Contract that is eligible for compensation under the Long Term Performance Award.  A bonus awarded for an Expanded Contract is referred to herein as an “Expanded Contract Bonus”.  A bonus awarded for an Extended Contract is referred to herein as an “Extended Contract Bonus.”  The Signed Contract Bonuses, the Extended Contract Bonuses and the Expanded Contract Bonuses are referred to collectively as the “Contract Bonuses”.

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(e)
An “Expanded Contract” for purposes of this Agreement shall mean a definitive legal agreement or amendment entered into by a Healthways Entity during the Performance Period which amends an existing contract such that the (i) annual revenue under the amended contract is projected to be at least [___]* over the revenue actually realized over the 12 months immediately before the amendment (except in the case of the Designated Party, as described above), as determined in accordance with GAAP; and (ii) the remaining term of such contract is at least three years.

(f)
An “Extended Contract” for purposes of this Agreement shall mean a definitive legal agreement or amendment entered into during the Performance Period by a Healthways Entity which extends the term of a Signed Contract by at least one year on the same or better economic terms. Only one bonus for Extended Contracts may be earned under this paragraph 2 during the Performance Period with respect to any one extended Signed Contract.

3. Growth Award.  You will earn while you are employed as an Eligible Employee a bonus (the “Growth Award”) based upon the Company’s international business’ projected 2013 revenue which shall be determined in good faith by the Company’s Chief Executive Officer as set forth below.  The Company’s projected 2013 revenue will equal the Company’s “international business” run-rate revenue as of December 31, 2012, plus the sum of the estimated annualized revenue at target performance as mutually determined by you and the Company’s Chief Executive Officer of any Signed or Expanded Contracts not factored into the run-rate revenue, less any Known contract terminations or scope and/or price reductions (“2013 Revenue”).  For purposes of this paragraph “Known” shall mean the Company has received written or verbal notification of such planned termination or reduction.  Your Growth Award will be determined by multiplying the 2013 Revenue by the Growth Rate Multipliers set forth in Exhibit B.  In order for you to be eligible to receive an award under this Section 3, the 2013 Revenue must equal or exceed [___]*. Whether revenue is attributable to the Company’s

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“international business” shall be as determined using the same methodology as used in preparing the Company’s financial statements for external financial reporting.

4. Organizational Structure and Succession Planning.  You will earn an award of $1,000,0000 (the “OSSP Bonus”) if while you are employed as an Eligible Employee, (a) the Company’s CEO approves an organizational structure and executable international succession plan no later than March 31, 2011 that among other things provides for leadership and technology scalability (such that the Company’s international business has the technological capabilities to deliver at scale the necessary programs to both customers and prospects), provided that such approval shall not be unreasonably delayed or withheld; (b) key positions in the succession plan have been filled with CEO-approved candidates no later than the timeline set forth in the succession plan or any mutually agreed modifications to the succession plan; and (c) the engagement scores (as measurement by the Q12 scoring instrument) for your direct reports continuously improve over the Performance Period such that the Q12 scores as of December 31, 2012 exceed 3.82, as reasonably determined by the Company’s Chief Executive Officer.  The award pursuant to this Section 4 will be evaluated at the end of the Performance Period.

5. Maximum Award Limitation.  Notwithstanding anything to the contrary in this Agreement, the total of the Contract Bonuses, Growth Award and OSSP Bonus shall not exceed $5 million.

6. Vesting.  Any earned bonus must be vested in order to become payable.  The following rules shall apply in determining your earned and vested benefit:

(a)
Amounts earned for Contract Bonuses shall fully vest upon the Company’s entering into such Signed, Expanded or Extended Contract. Subject to the provisions below, you must remain employed with the Company or its affiliates until the end of the Performance Period in order to vest in your earned bonus amounts for the Growth Award under paragraph 3 and for the OSPP Bonus under paragraph 4.

(b)
In the event that your employment with the Company is terminated during the Performance Period pursuant to Sections VI, VIII(i),(iii)(and only in the event of a Change in Responsibility)(iv) or X of your Employment Agreement (a “Qualifying Termination”), you shall be entitled to full vesting of the Growth Award, and provided that you have not missed any of the milestones set forth in Section 4, you shall also be entitled to full vesting of the OSSP Bonus, and further subject to Section 6(c) and 6(d) respectively.

(c)
In the event that your Growth Award is vested pursuant to Section 6(b) above, the amount of the payment pursuant to the Growth Award shall be based on the Company’s international business’ projected gross revenue for the full twelve month period immediately following the month of your Qualifying Termination as determined by the Company’s Chief Executive Officer using the same methodology as set forth in paragraph 3.

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(d)
In the event that your OSSP Bonus is vested pursuant to Section (b) above or (e) below, the amount of the payment pursuant to the OSSP Bonus shall equal $1,000,000 multiplied by a fraction, the numerator of which is the number of months from September 1, 2010 through the date of your Qualifying Termination, and the denominator of which is 28, provided that in the event you have met all of the milestones set forth in Section 4 prior to a vesting event described in Sections (b) or (e), you shall be entitled to the full amount of the OSSP Bonus.

(e)
In the event that there is a Change in Control of the Company (as defined under the Plan) that will have a Material Adverse Effect on the international business or a sale of the Company’s international business operations while you are employed as an Eligible Employee, you shall be entitled to full vesting of the Growth Award, and provided that you have not missed any of the milestones set forth in Section 4, you shall also be entitled to full vesting of the OSSP Bonus, and further subject to Section 6(d)  and the following sentence.  For purposes of this Section 6(e), the Growth Award shall be calculated within 30 days following the occurrence of an event described in the prior sentence by calculating the Company’s international business’ projected revenue for the full twelve month period immediately following such Change in Control or sale of the Company’s international business operations as determined by the Company’s Chief Executive Officer using the same methodology as set forth in paragraph 3 at the time of such Change in Control or sale.  In the event that there is a Change in Control of the Company (as defined under the Plan) that will not have a Material Adverse Effect on the international business, this Agreement and the long-term performance award hereunder will continue in full force and effect until the end of the Performance Period.  For purposes of this Section 6(e), a Material Adverse Effect on the international business means: (1) a material change in the organizational and reporting structure of the international business, (2) a material change in the strategic direction of the international business, or (3) a material decrease in the investment in and budget for the international business.

(f)
Notwithstanding the foregoing, if, prior to the end of the Performance Period, your employment with the Company terminates pursuant to Section VII or IX of your Employment Agreement, then you shall immediately forfeit all rights to payments pursuant to your Growth Award, your OSSP Bonus and any Contract Bonuses for Signed, Extended or Expanded Contracts signed following such termination.

7. Payments.  You (or in the event of your death, your beneficiary) will receive a cash lump-sum payment equal to the dollar value of the amounts earned for a Contract Bonus within 30 days following the Company entering into such Signed, Expanded or Extended Contract. You (or in the event of your death, your beneficiary) will receive a cash lump-sum payment equal to the dollar value of the earned and vested bonus amounts for the Growth Award under paragraph 3 and for OSSP Bonus under paragraph 4 within thirty days following the completion of the Company’s 2012 audited financial statements on a consolidated basis, but in no event later than April 30, 2013.  No interest will be paid on the bonus amounts.

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Notwithstanding the foregoing, if you (or your beneficiary) is entitled to payments under Section 6(b) or 6(e) above, then the amounts specified in such sections shall be payable within 30 days of your termination (under Section 6(b)) or within 30 days after the closing of the Change in Control or Sale (under Section 6(e)).

Notwithstanding any other provision of this Agreement, the Company shall delay payment of your Growth Award and/or OSSP Bonus if and to the extent the Company reasonably anticipates that if the payments were made as scheduled, the Company’s compensation deduction with respect to such payments would be disallowed pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  Any payments delayed due to the previous sentence shall be made at the earliest to occur of (i) the first business day of your first taxable year in which the Company reasonably anticipates that if the payment is made during such year the compensation deduction with respect to such payment will not be disallowed pursuant to Section 162(m) of the Code or (ii) within thirty (30) days following your separation from service from the Company (as defined in Section 1.409A-1(h) of the Treasury Regulations, a “Separation from Service”).  You shall have no election regarding the timing of any payments delayed pursuant to this paragraph.  If payments are delayed until your Separation from Service under this paragraph and you are a specified employee of the Company (as determined under Section 1.409A-1(i) of the Treasury Regulations) at the time of such payment, then the date that is six months after your Separation from Service shall be substituted for any reference to the date of your Separation from Service in this paragraph.  Any payments delayed pursuant to this paragraph shall be made in accordance with and subject to any limitation of Section 1.409A-2(b)(7)(i) of the Treasury Regulations.

8. Repayment of Certain Amounts. If any of the Company's financial statements are required to be restated, resulting from errors, omissions, or fraud, or as otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and if, as a result, it is determined that any amount paid to you as described in Section 7 above was greater than (the excess an “Excess Payment”) or less than (the shortfall an “Underpayment”) the amount that should otherwise have been accrued and payable hereunder, then the Company shall be entitled to recover the Excess Payment, if any, and you shall be entitled to an additional payment in the amount of the Underpayment, if any.

9. Vesting of Outstanding Long Term Incentive Awards; Payment of Prior LTIP Award.  If you are an Eligible Employee on December 31, 2012, all Long Term Incentive Awards (including your outstanding options, restricted stock units and performance cash awards) that have been granted to you and are outstanding as of the Effective Date, as well as all contributions pursuant to the Amended and Restated Corporate and Subsidiary Officer Capital Accumulation Plan, will be accelerated and become immediately vested and exercisable on December 31, 2012, to the extent not previously accelerated or vested. The parties further agree that all amounts due and payable under the letter agreement by and between yourself and the Company, dated September 28, 2006 shall be paid to you on or before December 31, 2010.

10. Non-Compete/Non-Solicitation/Confidentiality.  You and the Company hereby acknowledge that that Company has elected to provide you with this Long Term Performance Award in its discretion, and not as a result of or pursuant to any pre-existing agreement or obligation binding on the Company.  Accordingly, in consideration for the considerable and

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valuable benefits to be made available to you hereunder, you hereby agree to the covenants regarding non-competition, non-solicitation and confidentiality set forth on Exhibit A hereto.  If at any time prior the end of the earlier of the Performance Period or an event described in paragraph 7(c) above, you materially breach any of the provisions of Exhibit A after being given notice by the Company of the action(s) or inaction(s) constituting such breach and a reasonable opportunity to cure such breach given the facts and circumstances, your rights to receive any payment under the terms hereunder shall be forfeited and cancelled.  Notwithstanding the foregoing, the Company shall not be required to provide you with any such notice and shall be entitled to immediately forfeit and cancel your rights under this letter if you commit such material breach and either (a) such breach by its nature cannot reasonably be expected to be cured or (b) you failed, at the time you commenced the employment or substantial services leading to the breach, to notify the Company of the commencement of such employment or such services.  Nothing in this paragraph 10 shall diminish, negate or otherwise affect any of the Company’s rights or remedies under Exhibit A.  Notice must be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand, on the date of transmission, if delivered by confirmed facsimile, on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to you, at the address (or facsimile number) shown on the Company’s records, and if the Company, at the address for the Company’s headquarters to the attention of the Chief Financial Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.  You understand and agree that the restrictive covenants contained herein are in addition to, and not in lieu of, any non-competition, non-solicitation or other similar obligations contained in any other agreements between you and the Company or any of its subsidiaries or affiliates (the “Additional Obligations”).  By executing this Agreement, you acknowledge, reaffirm and agree that you are and will continue to be bound by the terms and conditions of such Additional Obligations.

11. Taxes.  The Company and its affiliates may withhold from any amounts payable under this letter or otherwise such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  You shall be responsible for all taxes on the payments you receive under this letter.

12. Section 409A.  To the extent applicable, it is intended that this letter comply with the provisions of Section 409A of the Code. In furtherance thereof, the provisions of Section XI of the Employment Agreement (regarding a delay of payments pursuant to Section 409A) are hereby incorporated by reference.  This letter shall be administered in a manner consistent with this intent, and any provision that would cause the letter to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without your consent).

13. Assignment.  You may not pledge, assign, or transfer any of your rights under the Long Term Performance Award (or this letter) prior to payment, except by will or the laws of descent and distribution.

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14. No Rights to Future Employment.  This letter shall not be construed to grant you the right to be retained as an employee of the Company or its affiliates.

15. Unfunded Obligation.  All payments to be made under this letter shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.  You will not have a right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under this letter.

16. Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable laws; provided, however, that notwithstanding any other provision of this letter, cash will not be paid with respect to your vested performance units if doing so would result in a violation of any such law.

17. Entire Agreement: Modification.  This Agreement contains the entire agreement between you, the Company and its affiliates concerning the matters set forth herein and supersedes any other discussions, agreements, representations or warranties of any kind with regard to these matters.  If for any reason any provision of this letter shall be held invalid, that invalidity will not affect the remainder of this letter.  In addition, to the extent this Agreement amends or changes certain provisions of the Employment Agreement, this Agreement shall supercede and control with respect to those provisions and be deemed an amendment for purposes of the Employment Agreement.

18. Successors and Assigns.  The provisions of this letter shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

19. Acknowledgment.  You acknowledge that you have had an opportunity to fully discuss and review the terms of this letter with an attorney of your own choosing.  You further acknowledge that you have carefully read this letter, understand its contents and freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

20. Governing Law.  The interpretation, performance, and enforcement of this letter shall be governed by the laws of the state of Tennessee, without giving effect to the principles of conflict of laws thereof.

21. Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile or pdf will be deemed an original signature.

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Please review this letter carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Best regards,

/s/ Ben R. Leedle, Jr.
Healthways, Inc.

Read, accepted and agreed to this 26th day of October, 2010.

/s/ Matthew Kelliher
Matthew Kelliher

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Exhibit A

COVENANTS REGARDING
CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION.

In consideration for the benefits provided under this Long Term Performance Award, you hereby acknowledge and agree that:

1. Confidentiality.

A.
The business of providing any care support services, health support services or “wellness” services (including without limitation, any in-person, telephonic, web-based or home monitoring program, service, application or device which is intended to improve the health or welfare of participants or users) in which the Company is engaged (the “Business”) is intensely competitive and your employment by the Company requires that you have access to and knowledge of confidential information of the Company (which, for purposes of this Exhibit A, shall be construed to include the Company, its subsidiaries and their respective affiliates) relating to its business plans, financial data, marketing programs, client information, contracts and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Agreement by you;

B.	The use or disclosure of such information other than in furtherance of the Business may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and

C.
Your engaging in any of the activities prohibited by this Exhibit A shall constitute improper appropriation and/or use of such information.  You expressly acknowledge the trade secret status of the Company’s confidential information and that the confidential information constitutes a protectable business interest of the Company.  Other than as may be required in the performance of your duties, you expressly agree not to divulge such confidential information to anyone outside the Company without prior permission.

2. Non-Competition.     During your employment and for a period equal to two (2) years after the date of termination of your employment by the Company for any reason, you shall not:

A.
Engage in Competition, as defined below, with the Company or its subsidiaries within any market where the Company is conducting the Business at the time of termination of your employment.  For purposes of this Exhibit A, “Competition” by you shall mean your directly or indirectly being employed by or acting as a consultant, advisor or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting your name to be used in connection with the activities of any entity engaged in the Business, provided that, it shall not be a violation of this sub-paragraph for you to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the 1934 Act, provided that, you do not participate in the business of such corporation until such time as this covenant expires; and

A-1

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B.	Directly or indirectly, for your benefit or for the benefit of any other person or entity, do any of the following:

i.	solicit from any customer, doing business with the Company as of your termination, business of the same or of a similar nature to the Business of the Company with such customer;

ii.
solicit from any known potential customer of the Company business of the same or of a similar nature to that which, to your knowledge, has been the subject of a written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within sixteen (16) months prior to your termination; or

iii.
recruit or solicit the employment or services of any person who was employed by the Company upon termination of your employment and is employed by the Company at the time of such recruitment or solicitation.

3. General.

A.
You acknowledge that the services to be rendered by you to the Company are of a special and unique character, which causes the agreements you have made in this Exhibit A to be of significant value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by you of any of the provisions contained in this Exhibit A will cause the Company irreparable injury.  You therefore agree that the Company will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining you from any such violation or threatened violations. You acknowledge that the terms of this Exhibit A and its obligations are reasonable and will not prohibit you from being employed or employable in the health care industry.

B.
The time periods described in Section 2 above shall be tolled at any time in you are in breach of the agreements you have made in this Exhibit A.  If any restriction set forth in Section 2 above, or in this Exhibit A generally, is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, then such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

2

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Exhibit B

GROWTH AWARD CALCULATIONS

2013 Revenue			Award Range
[___]*	[___]*	1.50%	[___]*	[___]*
[___]*	[___]*	1.75%	[___]*	[___]*
[___]*	[___]*	2.00%	[___]*	[___]*
[___]*	[___]*	2.25%	[___]*	[___]*
[___]*	[___]*	2.50%	[___]*	[___]*
[___]*	[___]*	2.75%	[___]*	[___]*
[___]*	[___]*	3.00%	[___]*	[___]*
[___]*	[___]*	3.25%	[___]*	[___]*
[___]*	No Maximum	3.50%	[___]*	No Maximum

B-